Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. REPORTS YEAR-END 2013 RESERVES

Houston, TX – February 18, 2014 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced proved reserves as of close of business December 31, 2013. Proved reserves at year end totaled 17.24 million barrels of oil equivalent (“MMBOE”), 53.6% oil, with a net present value discounted at 10% (“PV10”) of $410.8 million, using SEC pricing, adjusted for quality and location, or average realized pricing of $108.64 per barrel of oil and $4.35 per thousand cubic feet (“MCF”). This represents a marginal increase over the Company’s year-end 2012 proved reserves of 17.23 MMBOE, of which 48.8% were oil.

Year-end 2013 reserves reflect changes from year-end 2012 as follows: (i) a re-categorization of 2.44 MMBOE of proved reserves to probable reserves, due to the Securities and Exchange Commission (“SEC”) five-year proved undeveloped (“PUD”) reserves re-categorization; (ii) 2013 production volumes of 663.1 thousand barrels of oil (“MBO”) and 1,089.7 million cubic feet of gas (“MMCF”); (iii) revisions of previous estimates reflecting a gain of 353.5 MBO, offset by a loss of 3,372.8 MMCF, resulting in a net loss of 208.6 thousand barrels of oil equivalent (“MBOE”); and (iv) extensions, discoveries and other additions totaling 3,503.4 MBOE, 43.6% of which were oil. The new additions are the Panther and Tiger Toux prospects, in Breton Sound, and the Moneypenny and Thunderball prospects, in the Gulf of Mexico.

Proved reserves at year end were comprised of (i) proved developed producing reserves of 2.2 MMBOE, 89.1% oil, with PV10 of $126.2 million and a reserve life index of 15 years; (ii) proved developed non-producing reserves of 2.2 MMBOE, 58.5% oil, with PV10 of $70.4 million; and (iii) proved undeveloped reserves of 12.8 MMBOE, 46.7% oil, with PV10 of $225.8 million.

In addition to Saratoga’s proved reserves, year-end 2013 probable reserves totaled 16.8 MMBOE, up 25.7% from 13.3 MMBOE at year-end 2012, 40.9% oil, with PV10 of $306.5 million. Of these probable reserves, 2.44 MMBOE are categorized as P90 probable undeveloped reserves, meaning they are the result of re-categorization of PUD reserves that do not meet the SEC rule of being developed within a five-year time frame. These P90 probable undeveloped reserves are 84.4% gas, with a PV10 of $26.1 million. Possible reserves as of December 31, 2013 totaled 39.7 MMBOE, up 15.8% from 34.3 MMBOE at year-end 2012, 47.8% oil, with a PV10 of $658.4 million.

Total reserves, including proved, probable and possible, as of December 31, 2013 were 73.7 MMBOE, 47.6% oil, with a PV10 of $1.38 billion.

Management Comments

Mr. Andrew C. Clifford, Saratoga’s President, said “We are pleased that we managed to maintain our reserve totals at 2012 levels after production and despite the re-categorization of 2.44 MMBOE of proved undeveloped reserves due to the SEC five-year rule. The proved reserves associated with our new state and federal leases, acquired in 2013, more than adequately compensated for the re-categorization of the proved reserves to P90 probable. The re-categorization does not affect our prospect inventory or resource potential.  The re-categorization of proved undeveloped reserves to probable is associated with leases held-by-production and relate to predominantly natural gas projects that have been moved back in our development plans, based on low natural gas prices, behind more economically attractive oil predominant projects.  We are optimistic that these P90 probable reserves will be reinstated to PUD in twelve months, although we will also be subject to other reserve roll-offs at year-end 2014.  More satisfying to us is the 4.8% increase in proved oil versus gas reserves, the 9.8% increase in PDP reserves, the 1.3% increase in proved developed reserves, 25.7% increase in probable reserves, 15.8% increase in possible reserves and our year-end net asset value per share in excess of $8 for proved reserves alone.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 51,901 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company’s large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet.

Oil and Gas Information

In estimating probable and possible reserves, it should be noted that those reserve estimates inherently involve greater risk and uncertainty than estimates of proved reserves. While analysis of geoscience and engineering data provides reasonable certainty that proved reserves can be economically producible from known formations under existing conditions and within a reasonable time, probable reserves involve less certainty with reserves supporting a probable classification from a probabilistic analysis where those reserves are “as likely as not to be recovered.” Possible reserves involving even less certainty than probable reserves and possible classification is supported when there is at least a 10% probability that total quantities recovered equal or exceed proved plus probable plus possible reserve estimates.

In a calculating net asset value per share we divide year-end cash and PV10 of our proved reserves, net of year-end debt, by total shares of common stock outstanding.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding future ability to fund the company’s development program, realize reserves, including production levels, pricing and costs included in such reserve calculations, and ultimate recategorization of P90 reserves as proved. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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